BLUE SPHERE CORPORATION 8-K

Exhibit 10.1

Execution Copy

LONG TERM MEZZANINE LOAN AGREEMENT

This Long Term Mezzanine Loan Agreement (“Agreement”) is entered into on this 30th day of August 2017 by and between:

1.	Bluesphere Italy S.R.L, a private limited liability company organized and existing under the laws of Italy under registration no. MI-2124774, having its registered office at Milan, Corso G. Matteotti 1, 20121 (MI) and established and owned by BSC (“Borrower”);

2.	Blue Sphere Corporation, a publicly traded company incorporated under the laws of Nevada, USA (“BSC”);

3.	Helios 3 Italy Bio-Gas 2 L.P, a limited partnership under formation to be organized under the laws of the State of Israel partnership number [●] of Hakfar Hayarok Street, Ramat Hasharon, Israel (“Lender”) by its General Partner, Helios General 3, LTD (515257749).

The Borrower and the Lender may be referred to as a “Party” separately and the “Parties” jointly.

WHEREAS	The Borrower is a special purpose company fully owned (100%) by BSC; and

WHEREAS	The Borrower entered into a share purchase agreement with the Seller (as hereinafter defined) dated June 29, 2017, as subsequently amended (the “SPA”) for the purchase of 100% of the issued and outstanding share capital (on a fully diluted basis) of the SPV (as hereinafter defined), which owns and operates the Plant (as hereinafter defined); and

WHEREAS	The Lender is limited partnership whose initial Limited Partner is Helios Energy Investments 3 LP (550262539) (“Helios”) and both the Lender’s and Helios’ General Partner is Helios General 3, LTD (Israeli corporation number 515257749); and

WHEREAS	As of the date hereof, and pursuant to the SPA, the Borrower has paid the Seller an amount of 1,200,000 Euro as first instalment of the purchase price (“Partial Consideration Amount”); and

WHEREAS	In order to finance the remaining portion of the consideration amount for the transaction contemplated by the SPA, Lender will make available the Loan to the Borrower, all in accordance with the terms of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1.	Capitalised terms shall have the meanings ascribed to such terms throughout this Agreement and in addition, the following terms shall have the following meanings:

Affiliate	(a) In respect of a natural person, the immediate family of such person; and (b) in respect to a legal person other than a natural person, an entity with Control, under the Control of by or under common Control with such person.

Applicable Law	Any law, treaty, statute, regulation, ordinance, rule, judgement, decision, official order, judicial order, court decision, writ, decree, approval, binding directive, requirement or other governmental restriction whether in effect as of the date hereof or thereafter and in each case as amended, re-enacted or replaced.

Arbitrator	Adam Eitan or as otherwise agreed between the Parties.

Bank Account	The Borrower’s bank account with Bank Crédit Agricole Cariparma S.p.A. at Milan, account no. [ ].
Bank Account Pledge	A first-degree fixed pledge over the Bank Account and over the SPV’s Bank Accounts in the standard form provided by the Bank.

Business Day	Any day other than: (a) Friday; (b) Saturday; (c) Sunday; (d) a day on which banking institutions licensed in the State of Israel or in the State of Italy are required or authorised to be closed, nor any day which is recognised by the Bank of Israel as not being a business day.

Business Plan

means:

(a)            on or before the effective date of this Agreement, the Financial Model; and

(b)            at any time thereafter, the Financial Model as updated, revised, amended or replaced from time to time, and as approved by the Lender in writing, all as further detailed under Section 10.14 below.

Budget Versus Actual Report	A report in a form as shall be agreed mutually upon between the Parties within 90 days of the Loan Closing, for the 12 months period until the date of issuance of the Budget Versus Actual Report setting forth all actual revenues, expenses and cash flow of the SPV and the Borrower versus the budget for the respective period.

BSC’s Transaction Fee	A fee payable to BSC in accordance with the provisions of Section 2.6 herein.

CANTU Transaction	Acquisition of the holdings of Eneryeco S.r.l. (“Cantu SPV”) which owns and operates a vegetable oil, 990 KWe plant located in Cantù, Lombardia region, Italy of which Borrower has already paid as of the date hereof a sum of 150,000 Euro as a deposit to secure the transaction (“Cantu Deposit”).

Control	The power, direct or indirect, to direct or cause the direction of the management and policies of an entity whether by voting power, contract or otherwise.

Distributions

Any payment by the Borrower to any shareholder of the Borrower, or any Related Party thereof and including, without limitation:

(a)       any dividend or other distribution (in cash or in kind) on or in respect of any of the shareholdings in the Borrower;

(b)       any payment or repayment in connection with any loans provided to the Borrower or redemption of any capital notes issued by the Borrower;

(c)        any other payment of monies or in respect of any liability under any agreement with the Borrower for any sums owing to a shareholder of the Borrower or any Related Party thereof.

SPV’s Bank Accounts	(i) Bank: Crédit Agricole Cariparma S.p.A. Account no. [ ] (ii) Bank: Crédit Agricole Cariparma S.p.A. Account no. [ ]

Equity Pledge	The pledge over BSC shareholdings in the Borrower (constituting the entire share capital of the Borrower), which shall be registered in Italy, in the form attached hereto as Schedule A.

Event of Default	Any of the events set out in Section 12 below.

Field of Operation	Acting exclusively in the capacity of holding company of SPV and of Eneryeco S.Rr.l. in the event the CANTU Transaction will be completed, including providing of finance for the acquisition of the holding in SPV and the CANTU Transaction, and maintaining the SPV and the CANTU Transaction SPV as sole purpose entities for operating and maintaining the contemplated power plants.

Final Repayment Date	The date falling no later than the earlier of the following: (a) 7 (seven) years from the date of making the Loan available to the Borrower; and (b) the date of expiration of the Feed in Tariff license granted to the Plant.

First Repayment Date	As defined in Section 4.1 below.

Government Authority	Any government and/or governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative or administrative body or entity, domestic or foreign, federal, national, state, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

Guaranteed Plant Operation Management Agreement	An operation and management agreement duly signed and shall be executed by and between the SPV and the Seller at the SPA Closing, pursuant to which Seller shall grant the SPV operation and management services in connection with the Plant, and guarantee the Plant EBITDA.

Financial Model	The Financial Model in relation to the Borrower and including the business plan of the Borrower as of the date of the Loan Closing as shall be approved by the Lender.

SPA Consideration	The consideration to be paid by the Borrower to the Seller pursuant to the SPA upon SPA Closing date in the amount of 2,408,000 Euro (of which Borrower has already paid as of the date hereof a sum of 1,200,000 Euro).

Interest Rate	As defined in Section 6.1

Interest Period	As defined in Section 6.5.1.

Loan or Mezzanine Loan	The long term mezzanine loan in the principal amount of 1,600,000 Euro made available to the Borrower from the Lender under this Agreement or (if the context so requires) the principal amount outstanding for the time being of that loan, including the Transaction Fee and BSC’s Transaction Fee (if payable in accordance with the provisions of this Agreement).

Loan Closing	The closing of the transaction subject matter and utilization of the Loan, according to the procedure set forth in Section 3.2 below.

Loan Closing Date	As defined in Section 3.2 3.1.9 below.

Material Adverse Change

Any event, occurrence, change or effect of any nature that, individually or in the aggregate, has a material adverse effect on:

(a)     a deviation (i.e., decrease) of 10% from the annual free cash flow under the Financial Model on a three-years average basis;

(b)     the ability of the Borrower to perform its material obligations under any Loan Document;

(c)      the validity or enforceability of any Loan Document;

(d)      the validity, enforceability or priority of any security under the Loan Securities.

Loan Documents	Each of: (a) this Agreement; (b) the Loan Securities and the forms for registration thereof; (c) the Subordination Agreement, attached hereto as Schedule B;

(d)     any agreement or instrument entered into or executed pursuant to and as expressly contemplated by any of the above agreements; and

(e)     any other document designated as such by the written agreement of the Lender and the Borrower.

Loan Securities

Each of:

(a)     the Bank Account Pledge;

(b)     the Equity Pledge;

(c)     the irrevocable notice regarding Distributions;

(d)     appointment of the Participator (pursuant to Section 3.2.3 below);

(e)     The nomination of the authorized signatories in the Bank Account and the SPV’s Bank Accounts pursuant to Section 3.2.2 below.

(f)      Any other document designated as such by the written agreement of the Lender and the Borrower.

Operation Fee	As defined in Section 6.2.

Organisational Documents	Organisational documents including without limitation, the memorandum of association, articles of association and shareholders’ agreement, joint venture agreement, partnership agreement and general partner governing documents, of such entity, as applicable, attached hereto as Schedule C.

Mandate to Sell	Mandate to Sell Agreement attached hereto as Schedule D.

Plant	A 0.995 Kw plant for the production of electricity from vegetal oil located in Italy, Pavia di Udine (UD), Via Crimea no. 57.

Prepayment Fee	As such terms is defined in section 5.4.3.

Project Authorisations	Any authorisations, permits, licences, consents or approvals required to be held in connection with the ownership, operation and maintenance of the Plants.

Related Party	With respect to any entity, its shareholders, partners, or other owners and any Affiliates thereof;

Repayment Date	Each quarterly date for the payment of outstanding principal amounts hereunder (together with accrued interest thereon) as set out in Section 4.1 below.

Repayment Instalments	As defined in Section 4.1 below.

Repayment Schedule	As defined in Section 4.1 below.

Security Interests	Any interest or equity of any person (including any right to acquire, option, or right of pre-emption) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance, security interest, arrangement or similar third party right of any nature over or in the property to which such interest relates.

Seller	Pronto Verde A.G, a company organized under the laws of Switzerland, company identification no. CHE-101.957.390.

SPV	Futuris Papia S.p.A, a joint stock company organized under the laws of Italy, Tax No. 02593530302.

SPV Distributions

Any payment by the SPV to any shareholder of the SPV, or any Related Party thereof and including, without limitation:

(a)     any dividend or other distribution (in cash or in kind) on or in respect of any of the shares held by the Borrower in the SPV;

(b)     any payment or repayment in connection with any loans provided to the Borrower by the SPV or redemption of any capital notes issued by the a SPV;

(c)     any other payment of monies or in respect of any liability under any agreement with the SPV, for the avoidance of doubt, any sums owing to a shareholder of the SPV or any Related Party thereof in its capacity as the provider of general and administrative management services.

Suggested Business Plan	As defined in Section 10.14 below.

Tax	Any present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever (including, without limitation, taxes concerning income, capital gains, sales, value added, franchise, withholding, payroll, employment, national insurance and health, social security, severance, stamp or property tax) together with linkage differentials, interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

Tax Deduction	A deduction or withholding for or on account of Tax from a payment hereunder.

Transaction Fee	A fee payable to the Lender in accordance with the provisions of Section 2.5 herein.

Transfer	Any transfer, assignment, sale, creation of a Security Interest or other disposition of similar nature.

Trustee	Fischer Behar Chen Trustees Ltd.

1.2.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4.	The recitals and Schedules hereto form an integral part of this Agreement. The following table sets forth the Schedules to this Agreement:

Schedule A	Equity Pledge
Schedule B	Form of Subordination Agreement
Schedule C	Organizational Documents of SPV
Schedule D	Mandate to Sell
Schedule E	Form of Borrower’s Officer’s Certificate
Schedule F	Irrevocable Instructions Regarding SPV’s Distributions
Schedule G	Financial Model
Schedule H	Signatories
Schedule I	Loan and Operation Fee Repayment Schedule

2.	LONG TERM MEZZANINE LOAN

2.1.	Subject to the terms of this Agreement, the Lender, by itself or through entities managed by Helios General 3, ltd, its general partner, shall make available to the Borrower the Loan in accordance with the terms of this Agreement, and subject to the satisfaction, or waiver by Lender, of the conditions precedent set out in Section 3.1 below.

2.2.	Lender shall remit the Loan, after withholding the Transaction Fee and the BCS’s Transaction Fee (as defined below), to the Borrower by wire transfer to the Bank Account not later than the 1st of September. The Transaction Fee shall be remitted to the Borrower within 30 days following the closing and the BSC’s Transaction Fee shall be remitted to the Borrower on 31st December 2017.

2.3.	The Borrower shall use the Loan solely to finance the remaining portion of the SPA Consideration payable by Borrower to the Seller pursuant to the SPA and for paying the Transaction Fee to Lender and the BSC’s Transaction Fee to BSC.

2.4.	Any additional payments due to the Seller pursuant to the SPA and any other additional cash investments in the SPV or in the Borrower shall be provided solely by the Borrower and/or BSC and/or by a third party financing entity and in accordance with the terms of this Agreement and the Lender shall have no responsibility and/or liability in connection therewith. The Borrower and BSC hereby undertake and warrant to make all such additional payments and investment required consummating the transaction with the Seller.

2.5.	Out of the Loan, the Lender shall be entitled to a Transaction Fee in the amount of 200,000 Euro, which shall be payable (or deductible by the Lender) to the Lender in accordance with clause 2.2 above; the payment of the Transaction Fee shall be invoiced in several amounts and by several entities in accordance with Lender’s instructions.

2.6.	Out of the Mezzanine Loan, 192,000 Euro shall be payable to BSC (“BSC’s Transaction Fee”), following the elapse of 6 months from the Loan Closing Date, subject to the fulfilment of the following conditions: (i) the SPV’s semi-annual EBITDA is at least 95% of 542,000 Euro (“Minimum semi-annual EBITDA”), (ii) all payments due the Lender have been paid in full on time and (iii) the CANTU Transaction have been consummated and all condition to closing have been fulfilled. In the event the SPV’s semi-annual EBITDA will be lower than the Minimum semi-annual EBITDA, the transaction Fee shall deferred until such time as the trailing 6 months EBITDA is equal or greater than the Minimum semi-annual EBITDA, subject to all payments due the Lender have been paid on time and subject to the closing of the CANTU Transaction. Should the CANTU Transaction was not closed but the Borrower met the Minimum semi-annual EBITDA, the parties will negotiate in good faith the mechanism to pay BSC the BSC’s Transaction Fee.

2.7.	Other than payment of the SPA Consideration and the Transaction Fee and the BSC’s Transaction Fee and as permitted in this Agreement, the Borrower shall not be entitled to use the Mezzanine Loan for any other purpose.

3.	CLOSING

3.1.	The obligations of Lender to consummate the transaction contemplated hereby in relation to the Mezzanine Loan, are subject to the fulfilment, prior to or at the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Lender at its sole discretion):

3.1.1.	The Lender has reviewed and approved with respect to the SPV: the terms of the investment, the Financial Model, the due diligence (including conducting its own due diligence if so desired by the Lender);

3.1.2.	the representations and warranties of the Borrower were true and correct when made and shall be true and correct at the Loan Closing as though made again at the Loan Closing Date;

3.1.3.	the Borrower shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Loan Closing;

3.1.4.	the Borrower is not in breach of the SPA;

3.1.5.	all Loan Documents (other than this Agreement, and Loan Securities which shall be completed no later than 14 Business Days following the Loan Closing Date) have been duly executed by all parties thereto and shall be delivered simultaneously to the delivery of an executed copy of this Agreement;

3.1.6.	no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Government Authority which to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement, or consummation of the transactions contemplated hereby;

3.1.7.	no Material Adverse Change has occurred between the date of execution of this Agreement and the Loan Closing Date;

3.1.8.	the Loan Securities, other than the nomination of the authorized signatories in SPV’s Bank Accounts have been duly signed and ready to be filed with all relevant Government Authorities required in order to perfect such Security in accordance with Applicable Law. Borrower shall deliver to Lender certificates of registration and perfection thereof no later than 14 Business Days of the Closing Date.

3.1.9.	The Mandate to Sell and all signed consents and deeds required for the transfer of the shares of the Borrower, which are subject to the Equity Pledge will be executed within 14 Business Days from the Loan Closing Date.

3.2.	Closing Procedure

Subject to Borrower providing Lender with prior written notice of at least 2 days, the closing of the transaction in relation to the Loan (the “Loan Closing”) shall occur no later than or on August 31st, 2017, following satisfaction or waiver of all the conditions precedent to the Loan Closing, or at such other time, date and place as may be agreed by the Parties in writing (the time and date of the Loan Closing being herein referred to as the “Loan Closing Date”).

Immediately prior to the Loan Closing, the Borrower shall deliver to the Lender a certificate signed by an officer of the Borrower, in the form attached as Schedule E, confirming that all conditions precedent to the Loan Closing as set out in Section 3.1 above have been met and complied with.

At the Loan Closing (or at the dated specified below), the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

3.2.1.	The Borrower shall deliver to Lender original certificates evidencing registration and perfection of the Loan Securities - except for the Equity Pledge and the Mandate to Sell - no later than 14 Business Days following the Loan Closing Date. The Lender may, at its option, put in place all the formalities necessary to have the Equity Pledge agreement formalized and registered with the competent Companies’ Business Register;

3.2.2.	The Borrower shall deliver to Lender approvals of the Board of Directors of the Borrower no later than 14 Business Days following the Loan Closing Date, evidencing the nomination of the authorized signatories on behalf of the Lender and the SPV in the Bank Account, and the SPV’s Bank Accounts; and shall deliver to Lender approvals of the relevant banks to the Lender’s satisfaction, evidencing receipt of documents nominating the authorized signatories on behalf of the Lender and the SPV in the Bank Account, and the SPV’s Bank Accountsno later than 30 Business Days following the Loan Closing Date as set forth in Section 10.9.2.

3.2.3.	The Borrower shall deliver to Lender an executed irrevocable instruction notice to the SPV in the from attached hereto as Schedule F, that: (a) all Distributions to the Borrower shall be payable solely to the Bank Account; and (b) the Participator, as an observer to the Board of Directors of the SPV and of the Borrower, on behalf of the Lender, shall be invited to any such meeting and shall have the information rights as set forth in Schedule F. The irrevocable instructions notice shall be submitted to the SPV within 14 Business Days following the Loan Closing Date.

3.2.4.	The Borrower shall deliver to Lender the Subordination Agreement in the form attached hereto as Schedule B, duly signed by the Borrower and BSC.

3.2.5.	The Borrower shall deliver to Lender certified copies of the resolutions of BSC and Borrower’s relevant corporate bodies required for approving the execution, delivery and performance of the Loan Documents and all other documents and actions contemplated thereby;

3.2.6.	The Lender shall make the Loan, less the Transaction Fee and less the BSC’s Transaction Fee, available to the Borrower as set forth in Section 2.2 above;

3.2.7.	The Borrower shall use the Loan solely as stipulated in this Agreement;

3.2.8.	Within 7 Business Days following the Loan Closing the Borrower shall provide the Lender with a resolution of the SPV’s board of directors pursuant to which the Participator on behalf of the Lender shall be invited to participate as an observer in any board of directors meetings of the SPV and shall receive all correspondence accordingly and have the information rights specified under Schedule F. The Borrower shall provide the Participator with all resolutions of the shareholder meetings (written resolution and protocol of shareholder meetings) within 7 Business Days of such meeting.

3.3.	CANTU Transaction

In the event the CANTU Transaction was closed the Lender shall be provided with the following securities:

3.3.1.	Equity Pledge on Borrower holdings in CANTU SPV within 14 Business Days of CANTU Transaction closing. Evidencing the nomination of the authorized signatories on behalf of the Lender in CANTU SPV’s bank accounts within 14 Business Days of Cantu Closing;

3.3.2.	Distribution from CANTU SPV shall be transferred to Borrower’s bank account which shall be open for the sole purpose of depositing distributions from Cantu [“Borrower’s Designated Cantu Bank Account”]. Lender will have signatory rights in this Bank Account. Such signature rights shall be granted to the Lender within 14 days of Cantu Closing. However, Distribution to shareholders from Borrower’s Designated Cantu Bank Account shall not be limited as long as payments due the Lender have been paid in full on time; and (ii) contribution of the required monthly funds to the Cash Reserve Account have been made, and (iii) there is no default under this Agreement with respect to the Udine Project.

3.3.3.	In the event the CANTU Transaction will be terminated, any amount to be paid back to BSC out of the Cantu Deposit shall be transferred to the Cash Reserve Amount and shall be credited to the total sum of the Repayment Instalments for the 12 months as detailed in clause 10.15 (i) here below.

4.	REPAYMENT

4.1.	Commencing on the last day of the first 6 months following the Loan Closing (“First Repayment Date”), the Borrower shall commence repaying the Loan (together with any accrued Interest Rate on the outstanding balance of the Loan during each Interest Period) in quarterly instalments on each Repayment Date in accordance with the repayment schedule attached hereto as Schedule I [Loan and Operation Fee Repayment Schedule] (“Repayment Instalments” and the “Repayment Schedule”, respectively).

4.2.	Notwithstanding anything to the contrary set out herein, all amounts outstanding hereunder shall be repaid by and on the Final Repayment Date.

5.	PREPAYMENT

5.1.	Except as set forth in Section 5.3, Section 12.5.2 and Section 16.2 below, the Borrower shall not be entitled to prepay any or all of the amounts outstanding hereunder.

5.2.	At any time following full payment of the first eight Repayment Instalments as provided in Schedule I [Loan and Operation Fee Repayment Schedule] Lender shall be entitled to prepayment from the Borrower of any amount outstanding hereunder or portions thereof (“Prepaid Amount”), which Prepaid Amount shall be determined by the Lender, provided however that such Prepaid Amount shall not exceed the maximum distributable proceeds of the SPV. The Lender shall notify the Borrower in a prior written notice, delivered at least 21 Business Days in advance of any such demand for payment of a Prepaid Amount.

5.3.	Subject to the fulfilment of the conditions precedent set forth in Section 5.4 herein, and to the Right of First Refusal of the Lender as set forth in Section 5.5 below, the Borrower may refinance the Plant and prepay the entire outstanding amount of the Loan in cash (“Prepayment Transaction” and “Prepayment”, respectively).

5.4.	Prepayment of the Loan pursuant to the provisions of Section 5.3 is subject to the cumulative fulfilment of each of the following conditions:

5.4.1.	Refinance Notice (as defined in Section 5.5.1 below) was delivered to the Lender;

5.4.2.	No Notice of Execution of Right of First Refusal (as defined in Section 5.5.2 below) has been delivered to the Borrower;

5.4.3.	The net consideration due to Lender for the Prepayment by Borrower shall be: the unpaid principal amount of the Loan, plus the expected Interest Rate and Operation Fee for the remaining period of the Loan, minus 15% of such aggregate sum (“Prepayment Fee”).

5.5.	Lender shall be entitled to a Right of First Refusal with respect to Prepayment of the Loan, in accordance with the following procedure:

5.5.1.	The Borrower shall deliver the Lender a written notice of its intent to enter into the Prepayment Transaction, which shall detail the following information: (a) the vending (i.e. shares or assets); (b) the consideration and payment terms of consideration; (c) the terms and conditions of refinance to be provided with respect to the Prepayment Transaction; and (d) any other material term or condition with respect to Prepayment (“Refinance Notice”).

5.5.2.	the Lender shall be entitled (at its sole discretion) to notify the Borrower that it wishes, to amend the terms in which the Loan has been provided by the Lender such that it shall be provided upon the same terms and conditions set forth in the Refinance Notice, by delivery to the Borrower of a written notice within 21 (twenty one) days as of the receipt of a Refinance Notice (“Notice of Execution of Right of First Refusal”).

5.5.3.	Should the Lender deliver to the Borrower a Notice of Execution of Right of First Refusal, then the Parties shall make the necessary amendments to this Agreement within fourteen (14) days as of the delivery of the Notice of Execution of Right of First Refusal.

5.5.4.	In the event that Lender failed to deliver Borrower a Notice of Execution of Right of First Refusal within the period of time set forth in section 5.5.2 above or has sent written notice waiving its right of first refusal, The Borrower shall be free to prepay the Loan only in accordance with the terms specified in the Refinance Notice and Section 5.4 and by paying the Prepayment Fee. In the event that a Prepayment Transaction has not been closed within ninety (90) days as of the lapse of the period of time set forth in subsection 5.5.2 above, any Prepayment shall be subject to Lender’s Right of First Refusal according to the procedure set forth in this Section 5.5.1.

5.5.5.	In the event that the Lender does not exercise its Right of First Refusal, it shall be entitled to the Prepayment Fee.

6.	INTEREST AND OPERATION FEE

6.1.	Interest Rate

The rate of interest on the Loan shall be 14.5% per annum, calculated on a quarterly basis (“Interest Rate”).

6.2.	In addition to the Interest Rate, the Lender shall be entitled to an annual operation fee as specified in Schedule I (the “Operation Fee”). The Operation Fee shall be paid quarterly at the same time as each interest repayment is due.

6.3.	It is hereby clarified that the principal payments of the Loan, interest payments and the Operation Fee as mentioned in sections 5, 6.1 and 6.2 shall not exceed jointly a repayment of the principal of the Loan with a daily interest rate of 0.041%.

6.4.	In the event that any of the provisions of this section 6 shall be deemed illegal or unenforceable, in whole or in part, due to a change in Italian regulations, than this section shall be given the broadest interpretation permissible in order for it to have the fullest effect possible as intended by the Parties, and the Borrower shall be obligated to pay Lender the balance created due to the change of the Italian regulations, and if it is unwilling or unable to pay such balance it shall Prepay the Loan and Pay the Prepayment Fee, within 90 days of Lender’s written instruction.

6.5.	Interest Periods

6.5.1.	The Interest Period for the Loan shall commence on the day of transferring each amount out of the Loan by the Lender in accordance of this Agreement, shall be on a quarterly basis and shall end on the last Final Repayment Date (“Interest Period”).

6.5.2.	If the Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

6.5.3.	If the Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on that Final Maturity Date.

6.5.4.	The Borrower shall pay accrued interest on the Loan on the last day of the Interest Period.

6.6.	Interest on Overdue Amounts

As of the third instance of delayed payment, interest on any overdue amounts (if any), shall be payable at a rate of 4% per annum above the rate of interest payable on the Loan prior to such increase.

7.	TAXES

7.1.	Tax Deductions

7.1.1.	The Borrower shall make all payments to be made by it to Lender without any Tax Deduction, unless a Tax Deduction is required by Applicable Law.

7.1.2.	If the Borrower is aware that if it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify Lender.

7.1.3.	If a Tax Deduction is required by Applicable Law to be made by the Borrower in respect of amounts payable hereunder, then the Borrower will: make the minimum Tax Deduction allowed by Applicable Law and must make any payment required in connection with that Tax Deduction within the time allowed by Applicable Law.

7.1.4.	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to Lender evidence satisfactory to Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant Tax Authority.

7.2.	Value Added Taxes

Any amount payable hereunder by the Borrower is exclusive of any value added tax. If any value added tax is chargeable, the Borrower shall add such value added tax amount to payments due to Lender, as appropriate, against receipt of a duly issued VAT invoice.

8.	REPRESENTATION AND WARRANTIES

The Borrower hereby represents and warrants to the Lender, as of the date hereof, as follows:

8.1.	Corporate Matters

8.1.1.	Each of the Borrower and BSC is duly incorporated and organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority to carry on its business as now being conducted and as contemplated to be conducted.

8.1.2.	Each of the Borrower and BSC has all necessary corporate power and authority to enter into this Agreement and other Loan Documents and to perform its obligations hereunder and to consummate the transactions contemplated thereunder.

8.1.3.	All corporate action on the part of each of the Borrower, its directors or shareholders necessary for the authorisation and execution of each Loan Document and the performance of all of its obligations thereunder have been taken. Each Loan Document constitutes valid and legally binding obligations of the Borrower, enforceable in accordance with its terms.

8.1.4.	The execution and delivery of each Loan Document by the Borrower and BSC does not, and the consummation of the transactions contemplated thereby will not, violate any provisions of the Organisational Documents of the Borrower or BSC or any undertaking of any nature that is binding on it.

8.1.5.	The execution and delivery of each Loan Document by the Borrower and BSC and the consummation by the Borrower and BSC of the transactions contemplated thereby does not require the consent or agreement of any Government Authority or any other third party under Applicable Law, which have not been received.

8.2.	The Guaranteed Plant Operation Management Agreement will be signed on the SPA Closing.

8.3.	Capitalization / Ownership

8.3.1.	The authorized share capital of the Borrower is 10,000 Euro.

8.3.2.	One hundred per cent (100%) of the issued and outstanding share capital of the Borrower, on a fully diluted basis taking into account all issued and outstanding shares of the Borrower of any class, after giving effect to the conversion or exercise (as the case may be) of all convertible securities, options and warrants as well as all other rights of any kind to acquire shares or exchangeable for shares of the Borrower), is held by BSC, and all such shares are, and except as permitted pursuant to this Agreement, will continue to be, held by BSC, free and clear of any Security Interests.

8.3.3.	There are no outstanding or authorised subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Borrower to issue any securities, whether convertible or not, or any rights to the foregoing, whether for consideration or otherwise.

8.4.	Business to Date

The Borrower’s sole purpose is to operate in the Field of Operation. Since its incorporation, the Borrower has not engaged in any other business activity.

8.5.	Financial Status

The Borrower does not have any liabilities, claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, other than pursuant to this Agreement, and the SPAs.

8.6.	No Default

8.6.1.	No breach or default by the Borrower is outstanding or will result from the execution of the Loan Documents or the performance of any transaction contemplated hereby and thereby.

8.6.2.	No other event is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing, would constitute) a default or termination event (however described) under any document which is binding on the Borrower or any of its assets to an extent or in a manner which has or would give rise to a Material Adverse Change.

8.7.	Insolvency

No action, legal proceeding or other procedure or step described in Section 12.4 (Insolvency / Liquidation) has been taken in relation to the Borrower nor has been taken or is threatened in writing in relation to the Borrower and to the best knowledge of the Borrower the SPV.

8.8.	Business Plan/Financial Model

The Financial Model shall be attached hereto as Schedule G.

8.9.	Litigation

No litigation, arbitration or administrative proceedings or injunction, writ, restricting order or order of any nature are (i) current or have been issued or, are pending before a court or other authorised authority or, are threatened in writing against the Borrower; nor (ii) current or have been issued or, are pending before a court or other authorised authority or, to the Borrower’s knowledge, threatened in writing against the SPV, which have or, if adversely determined, would give rise to a Material Adverse Change.

9.	LENDER REPRESENTATIONS

The Lender hereby represents and warrants as follows:

9.1.	(i) it has the knowledge and experience in business and financial matters similar to the subject matter of this Agreement; (ii) it has been allowed to review the SPA including the terms of the investment, the financial model and the due diligence reports, and has further conducted its own due diligence, and has been provided with all material documents it has requested ; and (iii) it has been given reasonable opportunity to meet with representative(s) of BSC/ the Borrower for the purpose of receiving information concerning the investment in the SPV.

9.2.	It has and shall have the financial capability to carry out its obligations under this Agreement in full, when and as set forth herein.

9.3.	Corporate Matters

9.3.1.	The Lender is duly incorporated and organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority to carry on its business as now being conducted and as contemplated to be conducted.

9.3.2.	The Lender has all necessary corporate power and authority to enter into this Agreement and other Loan Documents and to perform its obligations hereunder and to consummate the transactions contemplated thereunder.

9.3.3.	All corporate action on the part of each of the Lender, its investment committees, directors or shareholders necessary for the authorisation and execution of each Loan Document and the performance of all of its obligations thereunder have been taken. Each Loan Document constitutes valid and legally binding obligations of the Lender, enforceable in accordance with its terms.

9.3.4.	The execution and delivery of each Loan Document by the Lender does not, and the consummation of the transactions contemplated thereby will not, violate any provisions of the Organisational Documents of the Lender or any undertaking of any nature that is binding on it.

9.3.5.	The Lender shall deliver upon Loan Closing Date to Borrower certified copies of the resolutions of Lender’s relevant corporate bodies required for approving the execution, delivery and performance of the Loan Documents and all other documents and actions contemplated thereby.

10.	COVENANTS

As long as the Loan is not fully and definitively paid to the Lender, the Borrower undertakes and covenants towards the Lender as follows: (the following undertakings and covenants will apply mutatis mutandis to the SPV, as applicable):

10.1.	Existence

10.1.1.	The Borrower shall, unless otherwise consented to by the Lender at its sole discretion, at all times preserve and maintain in full force and effect: (a) its existence as a limited company under the Applicable Laws of the State of Italy; and (b) good title to its properties and assets.

10.1.2.	The Borrower must not, without the consent of the Lender acting in their sole and exclusive discretion, enter into any amalgamation, demerger, merger or reconstruction or create or register a Security Interest over its shares or other securities.

10.1.3.	The Borrower shall not make any changes, which adversely affect the Lender or its rights under the Loan Documents, to its Organisational Documents or capital structure without the prior consent of the Lender.

10.2.	Compliance with laws

The Borrower shall comply with all Applicable Laws, including in relation to any Tax.

10.3.	Ranking

The Borrower must ensure that its payment obligations under the Loan Documents rank in priority to all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by Applicable Law.

10.4.	Negative pledge

10.4.1.	The Borrower shall not create any Security Interest on any of the respective assets of the SPV other than in relation to any of the Loan Documents or SPV facility agreement in the event of refinancing.

10.4.2.	The Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of the respective assets of the SPV to any third party prior to repayment in full of amounts owing to the Lender pursuant to this Agreement;

(b)	sell, transfer or otherwise dispose of any of their respective receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts.

10.5.	Disposals

The Borrower must not either in a single transaction or in a series of transactions and whether related or not, dispose of all or any material part of its assets.

10.6.	Financial Indebtedness

The Borrower:

10.6.1.	must not incur, other than under the Loan Documents and any facility agreement in the event of refinancing any financial indebtedness of any nature (other than indebtedness incurred during the regular course of business pursuit of its Field of Operation and within the framework of the Business Plan) during the Term of this Agreement, it being clarified that any indebtedness owing to the Seller under the SPA shall be permitted to remain in place without breach hereof;

10.6.2.	shall not issue, provide or otherwise, other than facility agreement in the event of refinancing, incur any guarantee, counter indemnity or similar obligation; and

10.6.3.	must not be the creditor in respect of any financial indebtedness other than in the pursuit of its Field of Operation and within the framework of the Business Plan.

10.7.	Change of business

The Borrower must not carry on any business other than the Field of Operation.

10.8.	Loan Securities

10.8.1.	The Borrower will maintain all Security Interests created under the Loan Securities for the benefit of the Lender and will affect all registrations relating thereto.

10.8.2.	As of the Loan Closing, the signatory rights in the Bank Account will be as set forth in Schedule H.

10.9.	Bank Accounts of the SPV

10.9.1.	The Borrower shall procure that the SPV shall hold only the SPV’s Bank Accounts, and shall not open any additional bank accounts without the prior written consent of the Lender.

10.9.2.	No later than 30 Business Days following the Loan Closing Date, the signatory rights in the SPV’s Bank Accounts will be as set forth in Schedule H.

10.10.	Material Contracts

10.10.1.	Without the written consent of the Lender, the Borrower shall not enter into any material contract other than the Loan Documents or as may be required pursuant to a facility agreement in the event of refinancing.

10.11.	Shareholder Interests

10.11.1.	The Borrower must not without the written consent of the Lender which consent shall not be unreasonably withheld:

(a)	issue any shares, options, warrants or other rights to subscribe, purchase or acquire any shares or other securities convertible into or exchangeable for its shares;

(b)	alter any rights attaching to its shares as at the date of this Agreement;

(c)	grant or create any new rights or options to participate directly or indirectly in its revenues or profits ;

(d)	purchase, cancel, redeem or take steps to reduce any of its shares.

Without derogating from the above, the Borrower shall not issue, purchase, cancel, redeem or repay any capital notes prior to repayment of due and payable amounts owing to the Lender pursuant to this Agreement.

10.12.	Guaranteed Plant Operation Management Agreement

10.12.1.	Any amendment to the Guaranteed Plant Operation Management Agreement shall be subject to the prior written consent of the Lender and any breach thereof shall be considered an Event of Default under Section 12 hereunder.

10.13.	Arrangements with Related Parties

10.13.1.	Without the written consent of the Lender at the Lender’s sole discretion, the Borrower and the SPV must not enter into any transaction, agreement or arrangement with a Related Party, with the exception of an agreement for the withdrawal of management fees deferred to the Loans hereunder, and subject to limitation on Distribution under this Agreement.

10.14.	Business Plan

10.14.1.	The Borrower shall provide the Lender with respect to the Borrower, by September 30 of each calendar year a business plan including cash budget detailed on a monthly basis, which shall be based on the Financial Model as updated on a yearly basis (“Suggested Business Plan”) as well as an annual budget for the next 5 years.

10.14.2.	Any deviation exceeding 10% of the free cash flow in any year under the Financial Model requires the Lender’s written preapproval.

10.14.3.	The Borrower shall make any amendment in the Suggested Business Plan agreed between the Lender and the Borrower.

10.14.4.	The Borrower shall exercise its best efforts to ensure that the Borrower’s and SPV’s expenses shall be in accordance with the approved Business Plan.

10.15.	Distributions

The Borrower shall not make any Distribution until the earlier of: (a) closing of CANTU Transaction; or (b) the elapse of two (2) years following the Loan Closing Date; following which, Borrower may make Distributions subject to all of the following conditions being satisfied:

(i)	50% of each Distribution shall be accumulated and reserved in a debt service fund in the Bank Account in the aggregate amount of 12 months of Repayment Instalments and Operation Fee (“Cash Reserve Amount”);

(ii)	Any amounts, including the Repayment Installments due and payable, up to such time, pursuant to any Loan Document have been paid to the Lender;

(iii)	The Budget versus Actual Report has been provided to the Lender;

(iv)	No Event of Default is outstanding (or would result from the payment or transfer);

(v)	Such Distribution is permitted by Applicable Law;

(vi)	With respect to Material Adverse Change as set forth under Section 10.16 hereunder.

10.16.	Notwithstanding the foregoing, in the event of any evidence of any Material Adverse Change, including inter alia, future substantial decline in the financial performance of the Plant (such as material tariff changes, pending cancelation of raw material supply agreement without any parallel alternative agreement) resulting in a decline in any of the years of the repayment of the Loan in the cash flow available for Distribution of the SPV or the Borrower by more than 10% compared to the Financial Model the Borrower shall not be allowed to make any further Distributions until the Lender is reasonably satisfied that the Borrower can meet its commitment to repay the Loans in full. Notwithstanding the above, the Borrower shall be entitled to make Distributions, subject to accumulating an amount equal to eight Repayment Instalments, in a reserve fund, which is pledged in favour of the Lender, prior to such Distribution.

10.17.	Subject to limitation set forth in Section 10.15 above and after Lender has received each of the respective Repayment Installments, the Borrower shall be entitled to transfer any remaining amounts in the Bank Account, other than the Cash Reserve Amount (“Remaining Amounts”) to any bank account, and shall be entitled to use such Remaining Amounts in accordance with its sole discretion, including without limitation, transfer such Remaining Amounts or any part thereof to its shareholders as distributable proceeds, dividends or otherwise.

10.18.	Without derogating from the terms of Section 10.1610.15, the Borrower shall notify the Lender in writing of any Distribution, at least 10 (ten) days prior to the proposed Distribution date.

10.19.	SPV’s Distributions

10.19.1.	The Borrower will cause the SPV to make Distributions of the maximum amount that may be so distributed by it under applicable law and after taking into consideration pending and expected expenses and costs.

10.19.2.	The Borrower will not, without the prior written approval of Lender, agree to any additional restrictions being imposed on the making of such Distributions other than those under Applicable Law, the Guaranteed Plant Operation Management Agreement and the facility agreement in the event of refinancing or if such Distributions cannot be distributed due to pending and expected expenses and costs of the SPV, and will not permit any change or amendment to the Guaranteed Plant Operation Management Agreement which could result in such additional restrictions being imposed.

10.20.	Information Rights

The Borrower undertakes to provide Lender with the following:

10.20.1.	Within Ninety (90) days of the end of each fiscal year, the audited annual financial statements of the Borrower and the SPV audited by an accounting firm approved by the Lender in writing;

10.20.2.	within sixty (60) days of the end of each quarter, the reviewed financial statements of the Borrower and the SPV reviewed by an accounting firm approved by the Lender in writing;

10.20.3.	Within fifteen (15) days of the end of each calendar month a Budget versus Actual Report for the SPV and for the Borrower;

10.20.4.	immediately upon being aware thereof, notice of any breach or potential breach by the Borrower of the Loan Documents;

10.20.5.	promptly following issuance or receipt of same and no later than 7 (seven) days of the receipt thereof, copies of all reports and material documents relating to the SPV, the Plant or the Borrower such as management reports, O&M reports, financial reports, etc. and any other information or data reasonably requested by the Lender from time to time, provided that such information is held by the Borrower.

10.20.6.	The Participator, on behalf of the Lender, shall be invited to participate as an observer in any board of directors meetings of the SPV and shall receive all correspondence accordingly and have the information rights specified under Schedule F.

11.	UNDERTAKING OF THE LENDER

11.1.	If the signature of the Lender, as a signatory of the Bank Account was requested with respect to a payment: (i) included in the most recent Financial Model or budget approved in writing by the Lender and (ii) included in an agreement approved in writing by the Lender or payment due by any authority by regulation, and was not approved within 7 Business Days of providing the Lender with all required detail concerning such expenditure, the Board of Directors of the SPV shall be entitled to adopt a new signature rights resolution to allow such payment with the sole signature of the Company’s director. It is hereby clarified, that said new signature rights resolution shall be valid only in relation to such payment not approved by the Lender as specified above, and that following such payment, the Board of Directors of the Borrower shall immediately reinstate the signature rights set forth in Schedule H and deliver such resolution to the Bank.

12.	EVENTS OF DEFAULT

12.1.	The occurrence of any of the events or circumstances set forth in Sections 12.2- 12.5 shall constitute an Event of Default hereunder. The Borrower undertakes to notify the Lender promptly upon the occurrence of an Event of Default or of any circumstances which come to the Borrower’s attention which would give rise to an Event of Default.

12.2.	Non-Payment

The Borrower fails to pay two consecutive Repayment Instalments or Operation Fee.

12.3.	Other Breaches

The Borrower breaches any material obligation, covenant or undertaking under any Loan Document (including, without limitation failure to register, provide and/or carry out any of the Loan Securities) which is not referred to in this Section 12, and such breach has not been cured within 21 (twenty-one) days, or such other written notice period which may be stated in the respective Loan Document, from receipt of notice from any of the Borrower’s counterparties to such Loan Document that a breach has occurred, or any longer period permitted for cure pursuant to the relevant Loan Document, or any representation or warranty made by the Borrower hereunder was, when made, untrue or misleading in any material way. It is hereby clarified that a strike of the Bank or any act or omission by the Lender which delays the compliance with Section 3.2.2 shall not constitute a material breach under this Section.

12.4.	Insolvency / Liquidation

12.4.1.	The Borrower or the SPV (whether simultaneously or not) is unable to pay its debts or becomes unable to pay its debts as they fall due or suspends making payments (whether of principal or interest) with respect to all or any class of its debts.

12.4.2.	A trustee, liquidator, receiver or similar officer is appointed in respect of the Borrower or the SPV (or any material asset thereof and whether simultaneously or not) or distress or any form of execution is levied or enforced upon or claimed against any such assets, which proceedings are not dismissed, denied, stayed, discharged or struck out within 90 (ninety) days.

12.4.3.	The Borrower, or the SPV, convenes a meeting of its creditors or proposes to make any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is filed or a meeting is convened for the purpose of considering a resolution or other steps are taken for the making of an administration order in relation to such entity or for its winding up, bankruptcy or dissolution.

12.4.4.	Any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution (including on a temporary basis) of the Borrower or the SPV (whether simultaneously or not) or an order for their winding-up, administration or dissolution is made, including on a temporary basis, (unless any such proceedings or acts are dismissed, denied, stayed, discharged or struck out within 90 (ninety) days).

12.4.5.	Sections 12.4.1-12.4.2 above shall apply with relation to BSC in the event that such occurrence has an actual effect on the repayment of the Loan under the terms of this Agreement.

12.5.	Remedies

12.5.1.	Lender shall deliver a written notice to the Borrower informing it of the occurrence of an Event of Default (“Notice of Default”).

12.5.2.	Borrower shall have 7 (seven) days following the receipt of a Notice of Default (the “Cure Period”) to either (i) Cure such Event of Default; or (ii) Prepay the Prepayment Fee.

12.5.3.	In the event that the Borrower does not cure such Event of Default or doesn’t Prepay the Prepayment Fee as aforementioned within the Cure Period, the Lender shall be entitled to take all steps required to enforce any of the Loan Securities and the Security Interests thereunder (including through use of the Mandate to Sell attached hereto as Schedule D) and the Prepayment Fee shall be immediately due and payable without any further action by the Lender. It is hereby clarified, that parallel to realization of the Loan Securities and until final repayment of all sums under this Agreement to the Lender, in the event of such an uncured Event of Default, the Lender will be entitled to exercise all voting rights in the Borrower and, therefore, to immediately convene a shareholder meeting for the purpose of revoking/appointing the Board of Directors of the Borrower, all according to the Equity Pledge Agreement.

BSC hereby unconditionally and irrevocably guarantees to the Lender the fulfillment of Borrower’s obligations and undertakings under this Agreement, including without limitation, all monetary obligations of the Borrower, provided that: (i) Lender shall first enforce the Loan Securities in accordance with the provision of this Agreement and (ii) the Loan Securities are insufficient for full repayment of the Loan, any interest accrued thereon and the outstanding Operational Fee, to the Lender (“BSC Guarantee”). The enforcement of BSC Guarantee shall be solely for the remaining portion of the Loan, any interest accrued thereon and the outstanding Operational Fee, which remains unpaid following a period of 90 days of such enforcement of the Loan Securities.

12.5.4.	In the event that it is judicially determined that the Lender has (a) exercised the Equity Pledge and transferred the shares of the Borrower via the Mandate to Sell, not in accordance with the terms of this Agreement; and/or (b) has exercised the Bank Account Pledge and frozen or withdrawn funds from the Bank Account (pursuant to the Pledge Agreement and/or the Irrevocable Letter of Instructions to the Bank attached as an appendix to the Pledge Agreement Over Bank Account) not in accordance with the terms of this Agreement, then: (i) if the Equity Pledge has been exercised, the shares shall be returned to BSC; (ii) if the Bank Account Pledge has been exercised, the Lender shall immediately repay any funds withdrawn from the Bank Account; and (iii) in either event, the Borrower shall be entitled to a payment of 1,000,000 Euro from the Lender or to retain the remaining amount of the Loan, whichever is higher.

13.	PRIORITY OF MEZZANINE LOANS

13.1.	Insufficient Funds

In the event that the Borrower has insufficient funds to discharge all the amounts then due hereunder, such payment shall be applied towards the obligations of the Borrower hereunder in the following order:

13.1.1.	first, in or towards payment of due and payable fees as set out in Section 15 (expenses), if any;

13.1.2.	second, in or towards payment of due and payable late interest and default interest; if any;

13.1.3.	third, in or towards payment of due and payable interest and Operation Fee, if any;

13.1.4.	fourth, in or towards repayment of overdue amounts of principal of the Loan, if any;

13.1.5.	fifth, in or towards repayment of due and payable amounts of principal (including any interest thereon), if any; and

13.1.6.	sixth, in or towards payment of any other sum due but unpaid hereunder.

The Lender may vary the order set out above.

14.	CALCULATIONS

14.1.	Accounts

As between the Borrower and the Lender, entries made into the accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

14.2.	Certificates and determinations

Any certification or determination by the Lender of a rate or amount hereunder shall set out the calculation in reasonable detail and will be prima facie evidence of the matters to which it relates.

14.3.	Calculations

Any interest or fee accruing hereunder accrues from day to day and is calculated on the basis of the actual number of days elapsed and a 365 day year.

15.	FEES AND EXPENSES

15.1.	Each party shall bear all costs and expenses (including legal fees) incurred by it in connection with this Agreement including the enforcement of any of its rights hereunder. All fees required to arrange for the securities shall be paid by the Borrower.

16.	ASSIGNMENTS AND TRANSFERS

16.1.	Transfers by the Borrower

16.1.1.	The Borrower must not permit or consent to any Transfer or disbursement of shares of the Borrower unless permitted under this Agreement or in respect of any change in the shareholder register of the Borrower by virtue of the perfection and enforcement of any Security Interest in the Borrower’s shares.

16.1.2.	The Borrower and/or BSC may not Transfer any of their rights or obligations hereunder without the prior consent of the Lender.

16.2.	Transfers by Lender

Subject to obtaining any approvals required under Applicable Law (if any) and subject to the Borrower’s right to Prepay the Loan under this Section 16.2, the Lender shall be entitled to Transfer any of its rights or obligations hereunder (including any charge or pledge issued as a security for the repayment of the Loan) without the prior consent of the Borrower, provided that the Lender shall notify the Borrower in a written notice of any such intent of Transfer no fewer than thirty (30) days prior to such Transfer. The notice shall include information regarding the identity of the transferee and its signed written commitment to take on itself all rights and obligations under this Agreement (“Notification of Transfer”). In the event of a Transfer by the Lender, the Borrower shall have the right to notify the Lender that it wishes to Prepay the Prepayment Fee, within 30 days of receiving the Notification of Transfer (“Prepayment Notification”). Should the Borrower deliver to the Lender a Prepayment Notification and subject to the execution of such Prepayment including the Prepayment Fee in full within 30 days, no Transfer shall occur.

17.	CONFIDENTIALITY

17.1.	No public announcement or other disclosure concerning the transactions contemplated hereunder shall be made by the Parties save in a form agreed between the Parties or otherwise as required by Applicable Law. To the extent an announcement is required under Applicable Law, the parties shall use their best efforts to agree the form of such announcement in due time and shall otherwise fulfil its obligations as required by Applicable Law by providing the minimum information required pursuant to such Applicable Law, at the discretion of the disclosing party, acting reasonably.

17.2.	The Parties shall not disclose any information concerning the transactions contemplated hereunder or the Plants and shall keep all such information confidential.

The foregoing shall not apply with respect to:

17.2.1.	information which is or becomes part of the public domain, other than as a result of any breach of the obligations of the recipient Party under this Agreement;

17.2.2.	information explicitly approved for release by prior written authorization of the Parties;

17.2.3.	information which is required to be disclosed by Applicable Law, provided that the relevant Party shall provide the other parties with prior written notice of the required disclosure and the disclosure shall be limited to the extent expressly required;

17.2.4.	disclosure of any information to the employees, agents, representatives, advisors, current or potential investors of such party, provided that they are subject to obligations to keep such information confidential.

18.	WAIVER OF CLAIMS

18.1.	The Borrower shall protect, defend, indemnify, and hold the Lender and its directors, employees and advisors harmless against and in respect of any and all loss, liability, deficiency, damage, cost, or expense, or actions (including reasonable legal fees and expenses) in respect of third party claims arising solely from actions or omissions of the Borrower in relation to the Loan Documents

19.	MISCELLANEOUS

19.1.	Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

[ ]
If to the Borrower: [ ] If to BSC:
[ ]

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or registered air mail if the posting is international) shall be deemed given ten (10) days after posting.

All communications between the parties with respect to this Agreement shall be in the English language.

19.2.	Successors and Assignees

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

19.3.	Delays or Omissions; Waiver

The rights of a Party under this Agreement may be waived by such party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

19.4.	Amendment

This Agreement may be amended or modified only by a written document signed by all the Parties hereto.

19.5.	Entire Agreement

This Agreement (together with the other documents contemplated hereby) contains the entire understanding of the Parties with respect to its subject matter and all prior and contemporaneous negotiations, discussions, agreements, representations, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

19.6.	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any Applicable Law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Agreement shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms.

19.7.	Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a party hereto via facsimile will be deemed an original, and binding upon the party who signed it.

19.8.	Agent for Service of Process

BSC and the Borrower hereby appoint Eastern Sphere, with an office as at 35 Assuta St. Even Yehuda Israel, 40500, Israel as its agent to receive on behalf of BSC and/or the Borrower and/or Eastern Sphere, service of copies of the summons and complaint and any other process which may be served in any action or proceeding in Israel in connection with this Agreement. Such service may be made by post or personal delivery, care of Eastern Sphere at the above address, and BSC and the Borrower hereby authorizes and directs Eastern Sphere to accept such service on its behalf and agrees that failure by such agent to notify either BSC, Eastern Sphere or the Borrower of the process will not invalidate the proceedings concerned.

19.9.	Governing Law, Disputes and Venue

19.9.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without regard to conflicts of laws or the choice of law principles of any jurisdiction and without the need of any party to establish the reasonableness of the relationship between such laws and the subject matter of this Agreement.

19.9.2.	All disputes, controversies, claims or differences between the Parties arising out of, in relation to or in connection with the Agreement, shall be referred to the arbitration upon the request of either Party, before the Arbitrator.

19.9.3.	The arbitration shall be conducted in accordance with the Arbitration Law, 5728-1968 of Israel and shall be held as promptly as possible in Tel Aviv and at such time as the Arbitrator may determine. This Clause constitutes an arbitration agreement of the Parties as defined in the aforesaid Arbitration Law.

19.9.4.	The Arbitrator shall resolve the dispute within 90 days. All arbitration proceedings shall be conducted in the Hebrew language (unless agreed otherwise by the Parties). The Arbitrator shall not be bound by the rules of evidence nor shall he/she be bound by procedure laws, but he/she shall be bound by substantive law and he/she will give reasons for his/her decision. The Arbitrator shall be entitled to make interim or temporary awards whether mandatory or prohibitive. The decision of the Arbitrator shall constitute an award but shall be subject to appeal in accordance with Section 29B of the Arbitration Law. The costs of the arbitral process, including fees and expenses of the Arbitrator, shall be borne as shall be decided by the Arbitrator.

19.10.	Further Actions

At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

19.11.	No Third-Party Beneficiaries

Nothing in this Agreement shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

***

[Remainder of this page intentionally left blank]

[Signature Page of Long Term Mezzanine Loan Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

/s/ Blue Sphere Corporation	/s/ Helios E.M. Investments L.P
Blue Sphere Corporation	Helios E.M. Investments L.P

/s/ Bluesphere Italy SRL
Bluesphere Italy SRL